Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
 On May 12, 2016, Western Digital Corporation (“Western Digital” or “the Company”) completed its acquisition of SanDisk Corporation (“SanDisk”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated October 21, 2015 among Western Digital, SanDisk and Schrader Acquisition Corporation (“Merger Sub”). Merger Sub was a direct wholly owned subsidiary of Western Digital Technologies, Inc. (“WDT”), which is a direct wholly owned subsidiary of Western Digital. At the closing of the acquisition, Merger Sub merged with and into SanDisk with SanDisk continuing as the surviving corporation and a wholly owned subsidiary of WDT (the “Merger”). Each issued and outstanding share of SanDisk common stock, other than shares of SanDisk common stock held in the treasury of SanDisk, shares of SanDisk common stock owned by stockholders who have validly exercised their appraisal rights under Delaware law and shares of SanDisk common stock owned by Western Digital or any subsidiary of Western Digital (including Merger Sub), was converted into the right to receive $67.50 per share in cash; and 0.2387 shares of Western Digital common stock per share of SanDisk common stock. Western Digital paid approximately $13.8 billion in cash and issued approximately 48.5 million shares of its common stock in consideration for the Merger.
The Company entered into new debt facilities with a borrowing capacity of $18.1 billion to, among other things, pay part of the purchase price, refinance existing debt of Western Digital and SanDisk, and pay transaction related fees and expenses (collectively, the “Financing Transactions”). The Financing Transactions consisted of the following new debt and debt repayments described below.
On April 13, 2016, the Company completed an offering of its $1.875 billion aggregate principal amount of 7.375% senior secured notes due 2023 (the “Secured Notes”) and $3.35 billion aggregate principal amount of 10.500% senior unsecured notes due 2024 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The Notes were issued pursuant to indentures (the “Indentures”) among the Company, certain of the Company’s material subsidiaries, and U.S. Bank National Association, as trustee (and as collateral agent with respect to the Secured Notes).
The Secured Notes and related guarantees are secured on an equal and ratable basis by liens on the same assets that secure indebtedness under the New Credit Agreement as described below and, as a result, will be effectively senior to the Unsecured Notes to the extent of the value of the assets that secure the Secured Notes and will be effectively pari passu with obligations under the New Credit Agreement. The Unsecured Notes and related guarantees will be effectively subordinated to all of the Company’s and each subsidiary guarantor’s present and future secured indebtedness (to the extent of the value of the assets securing such indebtedness), including, in the case of the Company and the subsidiary guarantors, the obligations under the Secured Notes and the Credit Facilities as described below. The Notes will be structurally subordinated in right of payment to all present and future indebtedness and all other liabilities of the Company’s subsidiaries that do not guarantee the Notes.
The Indentures contain certain restrictive covenants, including covenants limiting the Company’s and each guarantor subsidiary’s ability to incur, assume or guarantee additional indebtedness, pay dividends, make distributions or redeem or repurchase capital stock, effect dividends, loans or asset transfers from subsidiaries, create liens, make certain investments, sell or otherwise dispose of assets, place restrictions on the ability of restricted subsidiaries to make payments to the Company, consolidate, merge or sell all or substantially all of their assets, and enter into transactions with affiliates, and customary events of default.
On April 29, 2016, the Company entered into a new credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the lenders party thereto, which provides for secured loan facilities consisting of a $4.125 billion term loan facility (the “Term Loan A Facility”), a $3.75 billion term loan facility (the “U.S. Term Loan B Facility”), an €885 million term loan facility (the “Euro Term Loan B Facility” and, together with the U.S. Term Loan B Facility, the “Term Loan B Facilities”), and a $1.0 billion revolving credit facility (the “Revolving Credit Facility”) (these facilities, together with the Bridge Facility described below, the “Credit Facilities”). The Revolving Credit Facility includes a $200 million sublimit for letters of credit. The Term Loan B Facilities closed on April 29, 2016. Borrowings under the U.S. Term Loan B Facility bear interest at a rate per annum, at the Company’s option, of either an adjusted LIBOR rate (subject to a 0.75% floor) plus an applicable margin of 5.50% or at a base rate plus an applicable margin of 4.50%. The borrowings under the Euro Term Loan B Facility bear interest at a rate per annum equal to an adjusted EURIBOR rate (subject to a 0.75% floor) plus an applicable margin of 5.25%.
The Term Loan A Facility closed and the Revolving Credit Facility became available on the May 12, 2016, the closing of the Merger. Borrowings under the Term Loan A Facility and the Revolving Facility will initially bear interest, at the Company’s option, at the adjusted LIBOR rate (subject to a 0.00% floor) plus 2.00% per annum or at the base rate plus 1.00%. Following the delivery of financial statements for the first full fiscal quarter after May 12, 2016, the applicable margin for the borrowings under the Term Loan A Facility and Revolving Facility will range, depending on the Company’s leverage, from 1.50% to 2.25% for LIBOR loans and from 0.50% to 1.25% for base rate loans.

The Term Loan A Facility and the Revolving Credit Facility have terms of five years. The Term Loan B Facilities have terms of seven years. The obligations under the New Credit Agreement are guaranteed by certain material domestic subsidiaries of the Company. The term loans and the revolving credit loans may be prepaid in whole or in part at any time without premium or penalty, subject to certain conditions, except that the Term Loan B Facilities require the Company to pay a prepayment fee of 1% on the balance of the loans thereunder if repaid in connection with certain “repricing” transactions on or before April 29, 2017.
Beginning in September 2016, the Company is required to make quarterly principal payments on the Term Loan B Facilities equal to 0.25% of the original principal amount thereof, with the remaining balance due in 2023. Beginning in September 2017, the Company is required to make quarterly principal payment on the Term Loan A Facility equal to 1.25% of the original principal amount thereof, increasing to 1.875% of the original principal amount thereof beginning September 2018, further increasing to 2.50% of the original principal amount thereof beginning September 2019, further increasing to 5% of the original principal amount thereof beginning October 2020, with the remaining balance due in 2021. Subject to certain exceptions and thresholds, the Term Loan A Facility and the Term Loan B Facilities require mandatory prepayments in connection with (i) excess cash flow (with respect to the Term Loan B Facilities only), (ii) non-ordinary course asset sales and other dispositions and (iii) the issuance of certain debt obligations, among other things.
The Revolving Facility is initially subject to a 0.30% per annum commitment fee, subject to step-downs to 0.20% and 0.25% and a step-up to 0.35% based on the Company’s total leverage ratio. In addition, the Company paid a nonrefundable ticking fee of 0.50% per annum on the amount of the aggregate commitments in effect under the Term Loan A Facility and the Revolving Facility from January 7, 2016 until May 12, 2016.
The obligations under the New Credit Agreement are secured on a first-priority basis (subject to permitted liens) by a lien on substantially all the assets and properties of the Company and certain of its material subsidiaries, including all of the capital stock held by such entities (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries), subject to certain exceptions.
The New Credit Agreement requires the Company to comply with a leverage ratio and an interest coverage ratio calculated on a consolidated basis for the Company and its subsidiaries. In addition, the New Credit Agreement contains customary covenants, including covenants that limit or restrict the Company’s and certain of its subsidiaries’ ability to incur liens, incur indebtedness, make certain restricted payments, make acquisitions and investments, loans and guarantees, enter into transactions with affiliates, make certain modifications of organizational documents and certain debt agreements and merge or consolidate, and customary events of default.
On May 12, 2016, a subsidiary of the Company entered into a short-term senior secured bridge facility for $3.0 billion in aggregate principal amount which was repaid on July 21, 2016 (the “Bridge Facility”). Borrowings under the Bridge Facility bore interest at a rate per annum equal to LIBOR plus a margin of 2.00%.
On May 12, 2016, pursuant to the terms of the New Credit Agreement, Western Digital Technologies, Inc., Western Digital Ireland, Ltd. and Western Digital International Ltd. (collectively, the “Existing Borrowers”) repaid all outstanding loans, together with accrued interest and related fees, of approximately $2.2 billion and terminated all commitments under the Company’s previous credit agreement dated January 9, 2014, as amended.
In connection with the Merger, holders of $996 million principal amount of the SanDisk convertible senior notes due 2017 and $1.438 billion of the SanDisk convertible notes due 2020 have exercised their right to settle those notes in exchange for an aggregate of $3.076 billion in cash and approximately 2.3 million shares of Western Digital stock which shares had an aggregate value of approximately $110 million on the date of settlement. In connection with the settlement of these notes, the Company also settled a related portion of its outstanding bond hedge agreements which provided the Company with $470 million of cash and 1.7 million shares of Western Digital Stock which had an aggregate value of $81 million on the date of settlement. The Company also terminated related warrant agreements which were issued in connection with these notes.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, “Business Combinations”, with Western Digital treated as the legal and accounting acquirer. The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the Financing Transactions as if those events had occurred on April 1, 2016 while the unaudited pro forma condensed combined statements of income for the year ended July 3, 2015 and for the nine months ended April 1, 2016 each give effect to the Merger and the Financing Transactions as if those events had occurred on June 28, 2014, the first day of Western Digital’s fiscal year ended July 3, 2015. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Merger and the Financing Transactions, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of income do not reflect any non-recurring charges directly related to the Merger and the Financing Transactions that the combined company may have incurred upon completion of the Merger and the Financing Transactions. Further, because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to the completion of the Merger and the Financing Transactions.
The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Merger and the Financing Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The fair value of SanDisk’s identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates of fair value. As of the date of filing of the Current Report on Form 8-K/A to which the following unaudited pro forma condensed combined financial statements are attached, the Company has not completed the detailed valuation work necessary to finalize the required estimated fair values of the SanDisk assets acquired and liabilities assumed and related allocation of purchase price. The purchase price allocation and related amortization included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of preparing these unaudited pro forma condensed combined financial statements. Management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Merger. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. In addition, certain reclassifications have been made to SanDisk’s historical financial statements to conform to the presentation used in Western Digital’s historical financial statements. Such reclassifications had no effect on SanDisk’s previously reported financial position or results of operations.
The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Western Digital and SanDisk operating as a combined company or for liabilities resulting from integration planning, as management is in the process of making these assessments. However, liabilities ultimately may be recorded for severance, relocation or additional retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with integrating the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•
audited historical consolidated financial statements of Western Digital as of and for the fiscal years ended July 3, 2015, included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 3, 2015;

•
unaudited historical condensed consolidated financial statements of Western Digital as of and for the nine months ended April 1, 2016 and April 3, 2015, included in Western Digital’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2016;

•
audited historical consolidated financial statements of SanDisk as of and for the fiscal years ended January 3, 2016, included in SanDisk’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016 and this Form 8-K/A;

•
unaudited historical condensed consolidated financial statements of SanDisk as of and for the six months ended June 28, 2015 and June 29, 2014, included in SanDisk’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015; and

•
unaudited historical condensed consolidated financial statements of SanDisk as of and for the three months ended April 3, 2016 and March 29, 2015, included in SanDisk’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2016 and this Form 8-K/A.

Western Digital and SanDisk have different fiscal year ends which end on the Friday nearest to June 30 and the Sunday closest to December 31, respectively. As a consequence of Western Digital and SanDisk having different fiscal year ends, SanDisk’s historical results have been aligned to more closely conform to the fiscal periods of Western Digital as follows:

•
The unaudited pro forma condensed combined balance sheet as of April 1, 2016 combines Western Digital’s unaudited condensed consolidated balance sheet as of April 1, 2016 with SanDisk’s unaudited historical consolidated balance sheet as of April 3, 2016.

•
The unaudited pro forma condensed combined statements of income for the fiscal year ended July 3, 2015 combines Western Digital’s historical audited consolidated statement of income for the fiscal year ended July 3,

2015 with SanDisk’s historical unaudited condensed consolidated statement of operations for the four fiscal quarters ended June 28, 2015.

•
The unaudited pro forma condensed combined statements of income for the nine months ended April 1, 2016 combines Western Digital’s historical unaudited condensed consolidated statement of income for the nine months ended April 1, 2016 with SanDisk’s historical unaudited condensed consolidated statement of operations for the three fiscal quarters ended April 3, 2016.

Western Digital’s historical financial information for the fiscal year ended July 3, 2015 and as of and for the nine-month period ended April 1, 2016 is derived from Western Digital’s Annual Report on Form 10-K and Quarterly Report on 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on August 21, 2015 and May 9, 2016, respectively. The historical financial information for SanDisk as of April 3, 2016 is derived from SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2016. The historical financial information for SanDisk for the four fiscal quarters ended June 28, 2015 is derived by adding the historical financial information for SanDisk for the year ended December 28, 2014 included in SanDisk’s Annual Report on Form 10-K filed with the SEC on February 12, 2016 and the historical financial information for SanDisk for the six month period ended June 28, 2015, and subtracting the historical financial information for SanDisk for the six month period ended June 29, 2014, each as included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on July 31, 2015. The historical financial information for SanDisk for the three fiscal quarters ended April 3, 2016 is derived by adding the historical financial information for SanDisk for the year ended January 3, 2016 included in SanDisk’s Annual Report on Form 10-K filed with the SEC on February 12, 2016 and the historical financial information for SanDisk for the three-month period ended April 3, 2016 included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2016, and subtracting the historical financial information for SanDisk for the six month period ended June 28, 2015 included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on July 31, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 1, 2016
(in millions)

	Western Digital Historical April 1, 2016	SanDisk Historical April 3, 2016	Reclassification Adjustments	Pro Forma Adjustments	Note	Pro Forma Combined Company
			Note 1
Cash and cash equivalents	$5,887	$3,272	$—	$(4,466)	4(a)	$4,693
Short-term investments	146	1,249	—	(1,217)	4(b)	178
Accounts receivable, net	1,254	497	—	(69)	4(c)	1,682
Inventories	1,227	881	—	128	4(c)	2,236
Other current assets	226	254	—	—	4(d),(e)	480
Total current assets	8,740	6,153	—	(5,624)		9,269
Long-term marketable securities	—	112	(112)	—		—
Property, plant & equipment, net	2,687	790	—	156	4(c)	3,633
Notes receivable and investments in Flash Ventures	—	900	—	—		900
Deferred taxes	—	311	(311)	—		—
Goodwill	2,766	831	—	6,622	4(c)	10,219
Other intangible assets, net	268	267	—	4,689	4(c)	5,224
Other non-current assets	486	148	423	(386)	4(d),(e),(f)	671
Total assets	$14,947	$9,512	$—	$5,457		$29,916
Accounts payable	$1,571	$293	$—	$—		$1,864
Accounts payable to related parties	—	195	—	—		195
Convertible debt and related derivatives *	—	2,593	310	(2,840)	4(h)	63
Other current accrued liabilities	—	406	(406)	—		—
Deferred income on shipments to distributors and retailers and deferred revenue	—	206	(206)	—		—
Accrued expenses	579	—	438	(157)	4(d),(e),(g)	860
Accrued compensation	282	—	154	—		436
Accrued warranty	146	—	20	—		166
Current portion of long-term debt	203	—	—	(155)	4(h)	48
Total current liabilities	2,781	3,693	310	(3,152)		3,632
Long-term debt	2,000	—	—	11,585	4(h)	13,585
Other liabilities	557	179	—	662	4(f)	1,398
Total liabilities	5,338	3,872	310	9,095		18,615
Convertible short-term debt conversion obligation	—	310	(310)	—		—
Total shareholders’ equity	9,609	5,330	—	(3,638)	4(i)	11,301
Total liabilities, convertible short-term debt conversion obligation and equity	$14,947	$9,512	$—	$5,457		$29,916

*	Line items related to “Convertible short-term debt” and “Terminated warrant liability” for SanDisk have been combined into “Convertible debt and related derivatives” for presentation conformity.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE
FISCAL YEAR ENDED JULY 3, 2015
(in millions, except per share amounts)

	Western Digital Historical Fiscal Year Ended July 3, 2015	SanDisk Historical Four Quarters Ended June 28, 2015	Reclassification Adjustments	Pro Forma Adjustments	Note	Pro Forma Combined Company
			Note 1
Revenue, net	$14,572	$6,051	$—	$(10)	5(a)	$20,613
Cost of revenue	10,351	3,350	115	614	5(a),(b)	14,430
Amortization of acquisition-related intangible assets	—	115	(115)	—		—
Gross profit	4,221	2,586	—	(624)		6,183
Operating expenses
Research and development	1,646	891	—	(12)	5(b)	2,525
Selling, general and administrative *	773	624	51	158	5(b)	1,606
Charges related to arbitration award	15	—	—	—		15
Amortization of acquisition-related intangible assets	—	51	(51)	—		—
Impairment of acquisition-related intangible assets	—	61	—	—		61
Restructuring and other	—	83	(83)	—		—
Employee terminations, asset impairment and other charges	176	—	83	—		259
Total operating expenses	2,610	1,710	—	146		4,466
Operating income	1,611	876	—	(770)		1,717
Interest and other income	15	42	5	(37)	5(e)	25
Gain on investments	—	4	(4)	—		—
Interest and other expense	(49)	(122)	(1)	(799)	5(d)	(971)
Total other expense, net	(34)	(76)	—	(836)		(946)
Income before income taxes	1,577	800	—	(1,606)		771
Income tax provision	112	217	—	(320)	5(f)	9
Net income	$1,465	$583	$—	$(1,286)		$762

Income per common share:
Basic	$6.31					$2.71
Diluted	$6.18					$2.65
Weighted average shares outstanding:
Basic	232			49	5(g)	281
Diluted	237			51	5(g)	288

*	Line items related to “Sales and marketing” and “General and administrative” for SanDisk have been combined into the “Selling, general and administrative” line for presentation conformity.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE
NINE MONTHS ENDED APRIL 1, 2016
(in millions, except per share amounts)

	Western Digital Historical Nine Months Ended April 1, 2016	SanDisk Historical Nine Months Ended April 3, 2016	Reclassification Adjustments	Pro Forma Adjustments	Note	Pro Forma Combined Company
			Note 1
Revenue, net	$9,499	$4,361	$—	$—		$13,860
Cost of revenue	6,885	2,504	86	408	5(b)	9,883
Amortization of acquisition-related intangible assets	—	86	(86)	—		—
Gross profit	2,614	1,771	—	(408)		3,977
Operating expenses
Research and development	1,133	686	—	(7)	5(b)	1,812
Selling, general and administrative *	565	125	80	(4)	5(b),(c)	766
Charges related to arbitration award	32	—	—	—		32
Amortization of acquisition-related intangible assets	—	32	(32)	—		—
Restructuring and other	—	3	(3)	—		—
Employee terminations, asset impairment and other charges	223	—	3	—		226
Western Digital acquisition-related expenses	—	48	(48)	—		—
Total operating expenses	1,953	894	—	(11)		2,836
Operating income	661	877	—	(397)		1,141
Interest and other income	17	25	7	(23)	5(e)	26
Gain on investments	—	7	(7)	—		—
Interest and other expense	(40)	(98)	—	(585)	5(d)	(723)
Total other expense, net	(23)	(66)	—	(608)		(697)
Income before income taxes	638	811	—	(1,005)		444
Income tax provision	30	180	—	(234)	5(f)	(24)
Net income	$608	$631	$—	$(771)		$468

Income per common share:
Basic	$2.62					$1.67
Diluted	$2.60					$1.64
Weighted average shares outstanding:
Basic	232			49	5(g)	281
Diluted	234			51	5(g)	285

*	Line items related to “Sales and marketing” and “General and administrative” for SanDisk have been combined into the “Selling, general and administrative” line for presentation conformity.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Merger and the Financing Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. The historical financial information of Western Digital and SanDisk is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
The acquisition accounting adjustments relating to the Merger are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the Merger or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Merger and the Financing Transactions.
Certain reclassifications have been made to SanDisk’s historical financial statements to conform to the presentation used in Western Digital’s historical consolidated financial statements. Such reclassifications had no effect on SanDisk’s previously reported financial position or results of operations.

2.	Calculation of Purchase Price
Pursuant to the Merger Agreement, Western Digital paid $67.50 in cash and issued 0.2387 shares of its common stock per share of SanDisk common stock. The value of the portion of the per share Merger consideration that was paid in shares of Western Digital common stock was determined based on the closing price of Western Digital common stock on May 12, 2016, the date the Merger was completed. The calculation of purchase price is as follows:

(in millions, except per share amounts)		As of May 12, 2016
Number of Western Digital common shares delivered to SanDisk shareholders
Total number of SanDisk common shares		203
Share exchange ratio		0.2387
Number of Western Digital common shares delivered		49
Purchase price
Cash payment for SanDisk common shares at $67.50 per share		$13,720
Net cash payment for SanDisk vested stock options outstanding		47
Number of Western Digital common shares delivered	49
Multiplied by market price per share of Western Digital common stock on May 12, 2016	$36.36
Total value of Western Digital common shares delivered		$1,764
Value of Western Digital replacement stock options and restricted stock units (1)		57
Total purchase price		$15,588

(1)
Represents the fair value of replacement awards attributable to pre-combination service recorded as part of the consideration transferred in the Merger, while the fair value of replacement awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation expense over the remaining post-combination service period. Under the Merger Agreement, Western Digital assumed all unvested and outstanding SanDisk stock options, all unvested restricted stock units and all vested and outstanding stock options with a per share exercise price that was greater than or equal to the value of the per share Merger consideration at closing held by employees immediately prior to the closing of the Merger. The estimated incremental impact of post-combination compensation cost is not material.

The fair values of Western Digital equivalent restricted stock units and stock options were determined based on the closing market value of Western Digital common stock on May 12, 2016, the day the Merger was completed, and a binomial valuation model utilizing various assumptions, respectively.

3.	Preliminary Estimated Purchase Price Allocation
Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of the Merger closing date of May 12, 2016, and is subject to final management analysis, with the assistance of third party valuation advisors. The preliminary estimated intangible assets primarily consist of developed technology, in-process research and development (“IPR&D”), customer relationships, trade name and trademarks, supply agreements, and backlog. The related estimated useful lives range between one and seven years and are detailed in Note 5(b). The estimated fair values of the intangibles were based primarily on current estimates of SanDisk’s expected future cash flows and may change as estimates and assumptions are refined.
The following table sets forth a preliminary allocation of the purchase price to SanDisk’s identifiable tangible and intangible assets acquired and liabilities assumed by the Company, with the excess recorded as goodwill:

(in millions)
Cash and cash equivalents	$3,272
Short-term investments	1,249
Accounts receivable, net	428
Inventories	1,009
Other current assets	254
Property, plant and equipment	946
Notes receivable and investments in Flash Ventures	900
Other non-current assets	176
Identifiable intangible assets	4,956
Total assets	13,190
Accounts payable, accrued expenses and other current liabilities	949
Deferred tax liabilities	662
Other long-term liabilities	179
Convertible debt and related derivatives	3,265
Total liabilities	5,055
Net assets acquired (a)	8,135
Total purchase price (b)	15,588
Estimated goodwill (b) - (a)	$7,453
Tangible assets acquired and liabilities assumed
The Company has estimated the fair value of tangible assets acquired and liabilities assumed.
Property, plant and equipment, accounts receivable, inventories and deferred revenue have been adjusted to their estimated fair value as discussed further in Note 4 below. The fair value of all other tangible assets acquired and liabilities assumed has been reflected at SanDisk’s book value as of April 3, 2016, which the Company believes to be a reasonable approximation of fair value.
Identifiable intangible assets
Preliminary identifiable intangible assets in the pro forma financial information consist of anticipated intangibles derived from developed technology, IPR&D, customer relationships, trade name and trademarks, supply agreements, and backlog. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 5(b). The estimated fair values of the identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and timing of when IPR&D is placed in service and used for each identifiable intangible asset.
Identifiable intangible assets recognized in the Merger are not expected to be deductible for tax purposes. Adjustments were made to record deferred taxes related to taxable temporary differences arising from a difference between the tax basis and the recognized value of identifiable intangible assets assumed in the Merger. These adjustments are based on estimates of the fair value of SanDisk’s assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. These preliminary estimates are subject to further review by the Company’s management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.
Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, and synergies expected to be achieved from the combined operations of Western Digital and SanDisk. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

4.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
Pro Forma Adjustments

(a)
Represents the impact from the cash portion of the purchase price, transaction costs and debt issuance costs, and certain historical SanDisk and Western Digital debt paid concurrent with or immediately subsequent to the closing of the Merger.

(in millions)
Cash proceeds of new debt	$16,967
Cash consideration paid for SanDisk common shares and vested in-the-money stock options outstanding	(13,767)
Cash consideration paid upon conversion of convertible notes and settlement of related hedges (See Note 4(h))	(3,182)
Repayment of Western Digital debt	(2,203)
Repayment of Bridge Facility	(3,000)
Payment of accrued interest	(5)
Transaction costs	(111)
Debt financing fees	(382)
Cash proceeds from sale of marketable securities	1,217
Net cash outflow	$(4,466)

(b)	Reflects the sale of SanDisk’s short-term marketable securities, which were used to fund a portion of the purchase price or repayment of debt.

(in millions)
Short-term marketable securities	$1,217

(c)
Reflects the application of the acquisition method of accounting based on the estimated fair value of the tangible assets of SanDisk and the fair value of intangible assets acquired as discussed in Note 3 above.

(in millions)
Accounts receivable—Elimination of historical	$(497)
Accounts receivable—Fair value	428
$(69)
Inventories—Elimination of historical	$(881)
Inventories—Fair value	1,009
$128
Property, plant and equipment—Elimination of historical	$(790)
Property, plant and equipment—Fair value	946
$156
Goodwill—Elimination of historical	$(831)
Goodwill—Fair value	7,453
$6,622
Intangible assets—Elimination of historical	$(267)
Intangible assets—Fair value	4,956
$4,689

(d)
Reflects the recognition of capitalized debt issuance costs associated with the Financing Transactions, as well as the assumption by the Company of a liability for SanDisk’s transaction costs and retention bonuses.

(in millions)
Western Digital debt issuance costs—other current assets	$4
Western Digital debt issuance costs—other non-current assets	16
Western Digital debt issuance costs—long-term debt	335
SanDisk transaction costs and retention bonuses—accrued expenses	36

(e)
Reflects the elimination of accrued interest expense on SanDisk’s historical balance sheet as a result of repayment of existing SanDisk debt. Additionally, this adjustment reflects elimination of debt issuance costs on Western Digital’s historical balance sheet as a result of repayment of the existing Western Digital debt (SanDisk presents debt issuance costs within debt on the balance sheet and are captured in Note 4(h)).

(in millions)
Western Digital debt issuance costs—other current assets	$(4)
Western Digital debt issuance costs—other non-current assets	(7)
SanDisk accrued interest expense—accrued expenses	(5)

(f)
Adjustments to record deferred taxes related to taxable and deductible temporary differences that arise from a difference between the tax basis and the recognized value of assets acquired and liabilities assumed in the Merger. These adjustments are based on estimates of the fair value of SanDisk’s assets to be acquired, the liabilities to be assumed, and the related allocations of purchase price. These estimates are subject to further review by the Company’s management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

(in millions)
Reduction in deferred tax assets (other non-current assets)	$(395)
Increase in deferred tax liabilities (other liabilities)	662

(g)
Adjustment to reflect SanDisk’s deferred income at fair value. The estimation reflects the anticipated remaining fulfillment obligations and a profit component associated with the deferred income liability.

(in millions)
Deferred income adjustment—accrued expenses	$188

(h)
Reflects adjustments to current and long-term debt for the Financing Transactions to fund the Merger, net of debt issuance costs. In connection with the Merger, the Company entered into the Financing Transactions to, among other things, pay part of the purchase price, refinance existing debt of both Western Digital and SanDisk and pay transaction related fees and expenses. In addition, the adjustment represents the repayment of the existing SanDisk and Western Digital debt including any unamortized debt issuance costs and the elimination of SanDisk’s historical debt issuance costs (Western Digital’s debt issuance costs are eliminated in Note 4(e)). The adjustments to current and long-term debt are summarized as follows:

(in millions)
Term Loan A Facility	$4,125
U.S. Term Loan B Facility	3,638
Euro Term Loan B Facility	980
Secured Notes	1,875
Unsecured Notes	3,350
Bridge Facility	3,000
Debt issuance costs	(335)
Total new debt financing	16,633
Repayments of existing of Western Digital debt	(2,203)
Increase in convertible notes and related derivatives to fair value	362
Settlement of convertible notes and related derivatives (1)	(3,202)
Repayments of Bridge Facility (2)	(3,000)
Total reduction of debt	(8,043)
Net adjustment (3)	$8,590
Current portion of new debt financing	$48
Long-term portion of new debt financing	13,585
Net new debt financing	$13,633

(1)	Reflects settlement of the convertible notes and related derivatives. The settlement consists of a net cash payment of $3.182 billion and the net delivery of $20 million in Western Digital shares.

(2)	Bridge Facility is assumed to be repaid within 75 days of the closing of the Merger.

(3)	Net adjustment related to debt is detailed as follows:

	New debt financing	Reduction of debt	Net adjustment
	(in millions)
Bridge Facility	$3,000	$(3,000)	$—
Current portion of long-term debt	48	(203)	(155)
Long-term debt	13,585	(2,000)	11,585
Convertible debt and related derivatives	—	(2,840)	(2,840)
Net adjustment	$16,633	$(8,043)	$8,590

(i)	Reflects the following adjustments to shareholders’ equity applicable to the Merger:

(in millions)
Elimination of pre-merger SanDisk equity balances	$(5,330)
Western Digital historical deferred debt financing fees and cost associated with Bridge Facility	(38)
Adjustment for Western Digital transaction costs	(111)
Value of Western Digital common shares delivered	1,764
Value of Western Digital replacement stock options and restricted stock units	57
Shares delivered upon conversion of convertible notes (See Note 4(h))	20
Total adjustment to shareholders’ equity	$(3,638)

Summary of Certain Balance Sheet Pro Forma Adjustments
The following provides a summary of balance sheet pro forma adjustments where multiple adjustments have impacted a single financial statement line item:

(in millions)
Capitalization of debt issuance costs on Revolving Credit Facility (Note 4(d))	$4
Elimination of historical capitalized debt issuance costs (Note 4(e))	(4)
Net adjustment to other current assets	$—
Capitalization of debt issuance costs on Revolving Credit Facility (Note 4(d))	$16
Elimination of historical capitalized debt issuance costs (Note 4(e))	(7)
Deferred tax adjustment (Note 4(f))	(395)
Net adjustment to other non-current assets	$(386)
SanDisk transaction costs and retention bonuses (Note 4(d))	$36
Elimination of historical accrued interest expense (Note 4(e))	(5)
Deferred revenue adjustment (Note 4(g))	(188)
Net adjustment to accrued expenses	$(157)

5.	Notes to Unaudited Pro Forma Condensed Combined Statements of Income
The unaudited pro forma condensed consolidated statements of income for the year ended July 3, 2015 and for the nine months ended April 1, 2016 have not been adjusted for non-recurring transaction costs incurred after the date of these financial statements or estimated retention bonuses, and other items that are expected to have a one-time impact on the pro forma combined net income in the twelve months following the Merger. These other items include the impact on post-merger cost of revenue of the purchase accounting adjustment to step up inventory to fair value (See Note 4(c)), and the impact on post-merger revenue of the purchase accounting adjustment to reflect deferred revenue at fair value (See Note 4(g)).
Pro Forma Adjustments

(a)
Represents adjustment to eliminate sales and cost of revenue from SanDisk to Western Digital during the year ended July 3, 2015. There were no sales between SanDisk and Western Digital during the nine months ended April 1, 2016.

(b)
Represents adjustments to record incremental depreciation expense related to the fair value adjustment of PP&E and amortization expense related to identifiable intangible assets calculated on a straight-line basis.

The adjustment for the incremental depreciation expense associated with the fair value adjustment of
PP&E is as follows:

	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Nine Months Ended April 1, 2016
	(in millions)
Cost of Revenue	$29	$22
R&D	9	6
SG&A	4	2
Total incremental depreciation expense	$42	$30

The adjustment for the amortization of the identifiable intangible assets is as follows:

	Pro Forma Fiscal Year Ended July 3, 2015			Pro Forma Nine Months Ended April 1, 2016
	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A
	(in millions)
Reversal of SanDisk historical intangible asset amortization	$(115)	$(21)	$(51)	$(86)	$(13)	$(32)
Amortization of purchased identifiable assets	710	—	205	472	—	116
Total incremental intangible asset amortization expense	$595	$(21)	$154	$386	$(13)	$84
The table below indicates the estimated fair value of each of the identifiable intangible assets and estimated useful life of each:

	Approximate Fair Value	Estimated Useful Life
	(in millions)	(in years)
Developed Technology	$1,360	2.5
IPR&D	2,330	N/A
Customer Relationships	475	7
Trade Name and Trademarks	610	7
Supply Agreements	130	3
Backlog	50	1
Other	1	Various
Total	$4,956
Amortization of IPR&D has not been included in these pro forma financial statements as the timing of completion and placement in service cannot be reasonably estimated at this time.

(c)
Represents adjustment to eliminate non-recurring transaction costs and retention bonuses incurred by SanDisk and Western Digital in the nine months ended April 1, 2016. There were no non-recurring transaction costs or retention bonuses incurred by SanDisk or Western Digital during the year ended July 3, 2015.

Pro Forma Nine Months Ended April 1, 2016
(in millions)
SanDisk transaction costs	$17
Western Digital transaction costs	42
Retention bonus expense	31
Total transaction cost expense	$90

(d)
To reverse interest expense and amortization of deferred debt issuance costs associated with debts repaid, and to record estimated interest expense and amortization of debt issuance costs associated with the Financing Transactions. Estimated interest expense on the Term Loan A Facility, Revolving Credit Facility and Bridge Facility is based on the one month LIBOR rate as of May 12, 2016, which was 0.43%, plus the applicable spread. Estimated interest expense on the U.S. Term Loan B Facility and the Euro Term Loan B Facility are based on the contractual floor rate which was higher than the reference indices as of May 12, 2016. The Company’s borrowings to fund the Merger include a €885 million Euro Term Loan B Facility. The pro forma condensed combined balance sheet as of April 1, 2016 and the tables in this footnote present the borrowing in U.S. dollars based on the applicable exchange rate as of that date. The pro forma condensed combined income statements present the related interest expense utilizing the average exchange rate in effect for the applicable period.

	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Nine Months Ended April 1, 2016
	(in millions)
Reversal of SanDisk historical interest expense and amortization of deferred debt issuance costs	$(116)	$(92)
Reversal of Western Digital historical interest expense and amortization of deferred debt issuance costs	(49)	(38)
Interest expense on anticipated debt, inclusive of estimated debt issuance costs and original issue discount	964	715
Total additional interest expense	$799	$585

(e)	To reverse the interest income related to marketable securities sold to fund a portion of the estimated purchase price, as described in Note 4(b):

	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Nine Months Ended April 1, 2016
	(in millions)
Reversal of applicable portion of SanDisk historical interest income	$(37)	$(23)

(f)
Adjustments to the pro forma combined provision for income taxes reflect estimated income tax rates applicable for each tax jurisdiction. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.

(g)	Pro forma adjustments of weighted average shares outstanding is comprised of the following for both the year ended July 3, 2015 and the nine months ended April 1, 2016 (in millions):

(in millions)
Shares issued as part of the Merger consideration	49
Adjustment to weighted average shares outstanding - basic	49
Dilutive impact of converted equity awards	2
Adjustment to weighted average shares outstanding - diluted	51

Summary of Certain Statements of Income Pro Forma Adjustments
The following provides a summary of statements of income pro forma adjustments where multiple adjustments have impacted a single financial statement line item:

	Pro Forma Fiscal Year Ended July 3, 2015			Pro Forma Nine Months Ended April 1, 2016
	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A
	(in millions)
Elimination of cost of revenue for SanDisk sales to Western Digital (Note 5(a))	$(10)	$—	$—	$—	$—	$—
Incremental depreciation expense (Note 5(b))	29	9	4	22	6	2
Additional intangible asset amortization expense (Note 5(b))	595	(21)	154	386	(13)	84
Transaction cost and retention bonus (Note 5(c))	—	—	—	—	—	(90)
Net adjustment	$614	$(12)	$158	$408	$(7)	$(4)